UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2025

Vor Biopharma Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39979	81-1591163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cambridgepark Drive
Suite 101 Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 655-6580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 5, 2025, the board of directors of Vor Biopharma Inc. (the “Company”) approved the wind down of the Company’s clinical and manufacturing operations as the Company conducts a process to explore strategic alternatives to maximize shareholder value, which includes a plan to implement a reduction of the Company’s workforce by 147 full-time employees, or approximately 95% of the Company’s current employee base (the “Wind Down”). The total costs related to the Wind Down are estimated to be approximately $19.3 million. The Company estimates that it will incur approximately $3.5 million in contract termination and other costs related to the discontinuation of its clinical trials, approximately $0.5 million in contract termination and other costs related to the exit from its manufacturing facility, an approximately $4.4 million loss on disposal of fixed assets, and approximately $10.9 million in costs related to the workforce reduction. The Company expects to complete the workforce reduction by the end of the second quarter of 2025 and to incur a significant majority of the costs related to the Wind Down in the second quarter of 2025. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the Wind Down. These estimates of the costs that the Company expects to incur, and the timing thereof, are subject to a number of assumptions and actual results may differ.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the workforce reduction plan described above in Item 2.05, on May 8, 2025, the Company terminated the employment of Han Choi as Chief Financial Officer and Tirtha Chakraborty, PhD as Chief Scientific Officer and Head of Technical Operations, effective as of May 16, 2025 (the “Separation Date”), without cause.

In connection with their departures, the Company expects to enter into a separation agreement with each of Dr. Choi and Dr. Chakraborty (each, a “Separation Agreement”). Pursuant to the Separation Agreements, each executive will receive a lump sum severance payment equal to ten months of his base salary in effect on the Separation Date, less applicable taxes and withholdings, and continuation of health coverage under COBRA for up to ten months. The Separation Agreements also will contain a general release of claims in favor of the Company.

The Company also expects to enter into a consulting agreement with Dr. Chakraborty pursuant to which he will provide transition services to the Company, subject to mutual agreement of terms.

Item 8.01 Other Events.

On May 8, 2025, the Company issued a press release announcing that it is initiating a process to explore strategic alternatives to maximize shareholder value. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “aim,” “anticipate,” “can,” “continue,” “could,” “design,” “enable,” “expect,” “initiate,” “intend,” “may,” “on-track,” “ongoing,” “plan,” “potential,” “should,” “target,” “update,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this Current Report on Form 8-K include the Company’s statements regarding its workforce reduction, wind-down of clinical and manufacturing activities and exploration of strategic alternatives to maximize shareholder value, the scope and the timing of the Wind Down and the amount and timing of the expected costs associated with the Wind Down, its expectations of entering into separation agreements with Dr. Choi and Dr. Chakraborty, as well as a consulting agreement with Dr. Chakraborty, and the terms of such separation and consulting agreements, and other statements that are not historical fact. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and undue reliance should not be placed on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including market conditions and availability of acceptable strategic alternatives. The estimate of the costs that the Company expects to incur in connection with the Wind Down, and the timing thereof, are subject to a number of assumptions and actual results may differ. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the Wind Down. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent annual or quarterly report and in other reports it has filed or may file with the Securities and Exchange Commission. Any forward-looking statements contained in this Current Report on Form 8-K speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 8, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vor Biopharma Inc.

Date: May 8, 2025	By:	/s/ Robert Ang
Robert Ang
Chief Executive Officer